Exhibit 99.1

Oncolytics Biotech® Appoints John McAdory as EVP of Strategy and Operations and Yujun Wu to Lead Biostatistics

Appointments strengthen late-stage clinical execution and statistical leadership as the Company advances multiple registration-directed programs in gastrointestinal cancers

SAN DIEGO, CA, January 14, 2026 – Oncolytics Biotech® Inc. (Nasdaq: ONCY) (“Oncolytics” or the “Company”), a clinical-stage immunotherapy company developing pelareorep, today announced the appointment of John McAdory as Executive Vice President of Strategy and Operations and Yujun Wu as Vice President, Head of Biostatistics. These appointments are expected to enhance the Company’s operational, clinical, and regulatory capabilities as Oncolytics advances registration-directed development programs in pancreatic, colorectal, and anal cancers.

Mr. McAdory will oversee clinical development execution, operational strategy, and regulatory readiness across the Company’s portfolio. He brings extensive experience leading late-stage oncology programs, particularly in the oncolytic virus space. Most recently, Mr. McAdory served as Vice President, Clinical Operations at CG Oncology, Inc. (Nasdaq: CGON), a late-stage biotechnology company developing an intratumoral oncolytic virus. Over his career, he has managed large, registration-directed clinical trials involving hundreds of patients across multiple tumor types and supported global regulatory interactions.

“John’s background running complex, late-stage oncology trials makes him exceptionally well-suited to lead Oncolytics’ next phase of execution,” said Jared Kelly, Chief Executive Officer of Oncolytics. “As we progress toward pivotal and registration-enabling studies in anal, pancreatic, and colorectal cancers, his experience will be critical to ensuring disciplined execution, speed, and regulatory alignment.”

Mr. Wu joins Oncolytics to lead Biostatistics, bringing deep expertise in statistical strategy, regulatory interactions, and late-stage trial design. Most recently, he served as Head of Biostatistics at Morphic Therapeutic, where he supported multiple clinical programs through late-stage development and played a key role during the company’s acquisition by Eli Lilly and Company. Previously, Mr. Wu led statistical strategy and regulatory execution for multiple Phase 3 and registration oncology programs at Takeda, Pharmaceutical Company Limited (NYSE: TAK), leveraging innovative trial designs to accelerate late-stage development and global regulatory approvals.

“Yujun’s experience designing and supporting late-stage studies and interacting with regulators significantly strengthens our internal capabilities,” added Mr. Kelly. “As we pursue accelerated approval strategies and pivotal trials, high-quality statistical leadership is essential, and Yujun brings that expertise at a critical time for the Company.”

These appointments directly support Oncolytics’ strategic focus on advancing pelareorep through the most efficient regulatory pathways available, prioritizing indications with high unmet medical need, clear clinical signals, and defined accelerated approval opportunities, including squamous cell anal cancer, pancreatic cancer, and KRAS-mutant colorectal cancer.

Inducement Awards

In connection with their appointments, the Company granted inducement equity awards to Mr. McAdory and Mr. Wu pursuant to Nasdaq Listing Rule 5635(c)(4), as an inducement material to their commencing employment with the Company.

•	John McAdory received an inducement award consisting of 500,000 stock options.
•	Yujun Wu received an inducement award consisting of 300,000 stock options.

The stock options have an exercise price per share of US$0.97 and vest as to 50% of the underlying shares on the first anniversary of the grant date and 25% of the underlying shares in equal annual installments thereafter, subject to continued service with the Company.

In addition, Mr. McAdory received an award of 300,000 restricted share units that will vest in a single installment upon the occurrence of a material transaction, including, but not limited to, a merger, acquisition, or licensing transaction, subject to the terms of the applicable award agreement and his continued service to the Company.

About Oncolytics Biotech Inc.

Oncolytics is a clinical-stage biotechnology company developing pelareorep, an investigational intravenously delivered double-stranded RNA immunotherapeutic agent. Pelareorep has demonstrated encouraging results in multiple first-line pancreatic cancer studies, two randomized Phase 2 studies in metastatic breast cancer, and early-phase studies in anal and colorectal cancer. It is designed to induce anti-cancer immune responses by converting immunologically “cold” tumors “hot” through the activation of innate and adaptive immune responses.

The Company is advancing pelareorep in combination with chemotherapy and/or checkpoint inhibitors in metastatic pancreatic and breast cancers, of which both development programs have received Fast Track designation from the FDA, and other gastrointestinal tumors. Oncolytics is actively pursuing strategic partnerships to accelerate development and maximize commercial impact. For more about Oncolytics, please visit: www.oncolyticsbiotech.com or follow the Company on social media on LinkedIn and on X @oncolytics.

Forward-looking statements

This press release contains forward-looking statements, within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934, as amended, and forward-looking information under applicable Canadian securities laws (such forward-looking statements and forward-looking information are collectively referred to herein as “forward-looking statements”). Forward-looking statements contained in this press release include statements regarding beliefs as to the potential, registration, mechanism of action and benefits of pelareorep as a cancer therapeutic; the appointments of Messrs. McAdory and Wu enhancing the Company’s operational, clinical, and regulatory capabilities; the Company’s goals, strategies, and objectives; and its belief in the clinical promise of pelareorep in gastrointestinal cancers. In any forward-looking statement in which Oncolytics expresses an expectation or belief as to future results, such expectations or beliefs are expressed in good faith and are believed to have a reasonable basis, but there can be no assurance that the statement or expectation or belief will be achieved. These statements involve known and unknown risks and uncertainties that may cause actual results to differ materially from those anticipated. These risks include, but are not limited to, regulatory outcomes, trial execution, financial resources, access to capital markets, and market dynamics. Please refer to Oncolytics’ public filings with securities regulators in the United States and Canada for more information. The Company assumes no obligation to update forward-looking statements, except as required by law.

Company Contact

Jon Patton

Director of IR & Communication

jpatton@oncolytics.ca

Investor Relations for Oncolytics

Mike Moyer

LifeSci Advisors

+1-617-308-4306

mmoyer@lifesciadvisors.com

Media Contact for Oncolytics

Owen Blaschak

LifeSci Communications

oblaschak@lifescicomms.com